UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

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PIEDMONT OFFICE REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Piedmont Office Realty Trust, Inc. Letter to Financial Representatives]

October 2, 2007

Dear Financial Representative:

At Piedmont Office Realty Trust, Inc. (formerly Wells Real Estate Investment Trust, Inc.), we deeply appreciate your support through the years. The advice and guidance you have given your clients have been essential in allowing us to build the high-quality portfolio and business we have today. With the most recent filing of our annual proxy statement, your assistance will be instrumental in helping your clients understand their investment in the REIT and the three proxy proposals they are being asked to vote on. Two very important matters addressed in the annual proxy statement include the reinstatement of the Share Redemption Program and the proposed extension of the liquidation date (“Liquidation Date”). To that end, we want to share with you the following information.

Liquidity Strategy and Maximizing Stockholder Value

We are committed to providing our investors and your clients with liquidity via a prudent strategy consistent with maximizing stockholder value. With this commitment in mind, we filed an offering prospectus in May 2007 with the SEC in anticipation of listing our shares on a national exchange. We designated J.P. Morgan Securities, Inc. and Morgan Stanley & Co. Incorporated as our financial advisors and lead underwriters for that offering. As a result of the drop in public REIT pricing during the summer of 2007, we have taken the advice of our financial advisors and decided not to list our shares immediately. With the counsel of these financial advisors, we have continued to monitor and evaluate market conditions with the objective of making the best possible decision concerning the method and timing of providing liquidity to our stockholders. As we noted in our August 10, 2007, letter to stockholders, “our Board, in consultation with its financial and investment banking advisors, has reviewed and will continue to review all options to provide for liquidity and to maximize shareholder value.”

Due to the recent havoc in the equity and credit markets, the Board has unanimously recommended that we seek stockholder approval to extend the date by which the REIT must either liquidate or list its common shares from the original date, January 30, 2008, to July 30, 2009. Also, this proposal seeks stockholder approval to allow the Board to use its discretion, if market conditions warrant, to further extend the Liquidation Date to January 30, 2011. Such an extension does not prevent the Board from listing, liquidating the portfolio, selling the Company, or from pursuing any other strategic option for the Company sooner. Rather, the intent of the extension is to provide the Board with the flexibility to conduct a liquidity event under what are expected to be more favorable market conditions. Meanwhile, during this interim period before our

Piedmont Office Realty Trust, Inc.

6200 The Corners Parkway, Suite 500 Norcross, GA 30092 Tel: 770-325-3700 Tel: 866-500-7348 Fax: 770-243-8294

www.piedmontreit.com

liquidity event, we anticipate that we will benefit from the improving office market fundamentals with the expectation of increasing stockholder value.

In order to accomplish this extension, stockholders must approve an amendment to certain provisions included in our corporate charter and disclosed in our offering prospectus. We are asking stockholders to approve such an amendment either via a proxy or in person at our Annual Meeting on December 13, 2007. Please rest assured that we, with the professional advice and counsel of our financial advisors, will continue to monitor the markets to pursue a liquidation strategy that will be in the best interests of your clients and our investors.

As mentioned previously, the annual proxy statement includes three proposals. In addition to the proposal to extend the Liquidation Date, your clients are being asked to vote on a proposal to elect six directors to hold office for one-year terms expiring in 2008 and a proposal to adjourn or postpone the Annual Meeting in order to solicit additional proxies, if necessary. Please encourage your clients to vote on these proposals as soon as possible before the Annual Meeting. You can find a copy of the complete proxy and a sample of the proxy card at www.PiedmontREIT.com.

Reinstatement of Share Redemption Program and Interim Liquidity

In an effort to accommodate interim liquidity needs of some stockholders, our Board of Directors intends to reinstate the Company’s share redemption program in the fourth quarter of 2007. Further, the Board of Directors will also consider amending our redemption program or adopting other liquidity programs to provide additional interim liquidity to our stockholders if the demand for redemptions exceeds our share redemption program limitations.

Financial Strength

We understand you and your clients are concerned with the current turbulent equity and credit markets, and we believe the REIT is well situated to face these challenges. As you know, we are in the fortunate position of having strong financial characteristics, including the following:

•	Low-leveraged (26.2% debt to real estate assets (cost basis) as of June 30, 2007) on high-quality properties.
•	Investment grade ratings of Baa3 from Moody’s and BBB from Standard & Poor’s.
•	Multi-year, unsecured $500 million line of credit underwritten by a consortium of lenders led by Wachovia Capital Markets LLC and J.P. Morgan Securities, Inc.

As part of our ongoing commitment to build stockholder value, we are continuing to pursue acquisition prospects and evaluating the opportunistic sale of selected properties with limited additional appreciation potential. Thus far in 2007, we have completed four dispositions which we believe advance this strategy.

Where to find information

Please know that we are committed to providing our investors with liquidity options that are consistent with maximizing stockholder value. We are equally committed to keeping you informed in a timely manner. Information about the REIT is available on the Financial

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Professionals Site of our transfer agent (Wells Capital). If you are not registered for this Web site and need to obtain a user name and password, or if you have any questions, please call a Piedmont Investor Services Specialist at 800-557-4830, Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). They also may be reached via e-mail at investor.services@PiedmontREIT.com.

To view our latest company regulatory filings and updates, including Form 8-K filings, please visit our Web site at www.PiedmontREIT.com.

Again, we greatly value our relationship with you and sincerely appreciate the trust you have demonstrated in us by placing your clients’ investments with our REIT. Thank you for the opportunity to continue to faithfully serve your clients and act as good stewards of the money that you have so carefully entrusted to us. We look forward to staying in touch in the days ahead.

Sincerely,

/s/ Donald A. Miller, CFA

Donald A. Miller, CFA

Chief Executive Officer

Piedmont Office Realty Trust, Inc.

(f/k/a Wells Real Estate Investment Trust, Inc.)

This letter may contain forward-looking statements about Piedmont Office Realty Trust, Inc. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, the potential need to fund capital expenditures out of operating cash flow, increases in interest rates, lease-up risks, lack of availability of financing and lack of availability of capital proceeds. Piedmont Office Realty Trust, Inc. is closed to new investors. For SEC filings, please visit www.sec.gov.

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